Exhibit 10.06
                                                                   -------------


                       Terms and Conditions of Employment

                                     between

                           William T. Schleyer ("WTS")

                                       and

               Adelphia Communications Corporation (the "Company")

     The board of directors of the Company (the "Board") seeks to elect and retain WTS as Chief Executive Officer ("CEO") of the Company and as Chairman of the Board subject to the acceptance by WTS of the terms and conditions of employment set forth in this agreement and approval of this agreement by the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

1. Position. Upon approval of this agreement by the Bankruptcy Court, WTS shall become CEO and Chairman of the Board.

2. Term. (a) The initial term of this agreement shall commence upon the approval set forth in Section 1 above (the "Effective Date") and continue through and including December 31, 2005. Absent notice by either party prior to June 30, 2005 (and in the case of extensions, prior to each subsequent June 30), this agreement shall be extended automatically for an additional year, and annually thereafter.

     (b) Notwithstanding any other provisions hereof, for the period between the date of execution of this Agreement and the Effective Date (the "Common-Law Employment Period"), WTS shall be employed as a common-law employee of the Company (but shall not serve as either any officer or director). During the Common-Law Employment Period the Company shall (i) pay to WTS a salary of $9,600 per day, and (ii) reimburse WTS for all reasonable expenses incurred pursuant to his employment during such period, including, but not limited to, expenses for travel and entertainment.

3. Base Salary. WTS's salary shall be $1,275,000, which amount shall not be decreased except upon mutual consent. The Board shall review the base salary annually, but shall not have any obligation to increase such amount.

4. Bonus. A bonus equal to 100 percent of base salary will be guaranteed pro rata for the period between the Effective Date and December 31, 2003, and such bonus shall be paid in December 2003. For years 2004 and 2005 and during any subsequent annual extensions of this agreement, there shall not be any minimum guaranteed bonus. However, WTS will have the opportunity to earn a bonus of 100 percent of base salary for performance at target levels based on performance standards, with smaller or greater bonus opportunities for performance below or above target levels, all as determined by the Board.

     Such performance targets are expected to include criteria such as:

     (i) specific increased levels of EBITDA, net income, or other financial performance measures;

     (ii) successfully exiting from bankruptcy protection at the earliest possible time, consistent with the best interests of the Company and its stakeholders, and generating sustainable levels of profitability;

     (iii)  implementing revised governance and ethical standards; and

     (iv) retention of existing customers and revenue base while developing new business and retention and recruitment of personnel for key leadership positions.

5. Signing Bonus. WTS shall receive a signing bonus of $1.7 million, which amount shall be payable to WTS in ratable monthly installments based on the number of full and partial calendar months from the month in which the Effective Date occurs until December, 2005. No portion of the signing bonus shall be payable after the date upon which WTS voluntarily terminates employment without Good Reason or is terminated by the Company for Cause and, in the event of termination for Cause, any portion of the signing bonus previously paid to WTS shall be repaid within ten days of the date of such termination. If WTS does not complete the initial term of employment by reason of termination by the Company without Cause, resignation by WTS for Good Reason, death or disability, the then remaining unpaid balance of the signing bonus shall be paid to WTS (or his estate) within 30 days after the date of such termination.

6. Benefits. WTS will be eligible to participate in all normal Company benefits for employees and executives.

7. Liability Insurance. WTS will be covered under the Company's directors and officers liability insurance policy, and the Company will indemnify WTS as and to the extent required by the Indemnity Agreement attached hereto as Exhibit A.

8. Termination of Employment.
   --------------------------

     (a) If WTS's employment is terminated by Company not for Cause or by WTS for Good Reason, in addition to any amounts due under Section 5, WTS will receive a lump sum payment within 30 days after termination of employment equal to three times the sum of WTS's base salary and guaranteed bonus (target bonus during 2004 and thereafter). In any such event, WTS also will be entitled to continued health coverage at employee rates at his sole cost for 18 months following termination of employment.

     (b) "Good Reason" shall mean (i) a demotion or removal from the positions of CEO or Chairman of the Board; (ii) a material adverse change by the Company in WTS's duties or responsibilities; (iii) a decrease in Base Salary or failure to provide an opportunity to earn performance bonuses as provided in Sections 4 above and 10(a) below; or (iv) any other material breach of this agreement by the Company. "Good Reason" does not include (x) non-renewal of this agreement at the conclusion of its initial term or upon any extension thereof, (y) the failure to grant any annual equity award if established performance standards are satisfied, provided equivalent compensation is provided, (z) implementation of any changes in corporate governance required by laws, rules or regulations of general applicability, (xx)
section 8(b)(i) notwithstanding, any order by a court of competent jurisdiction or of any governmental agency removing WTS as Chairman of the Board, or (yy) the failure for any reason of the Company and WTS to enter into a definitive employment agreement embodying the terms of this agreement (which until a definitive agreement is entered into shall be deemed to constitute WTS's employment agreement). Termination by WTS or the Company based on an alleged breach of this agreement, including the alleged existence of Good Reason, shall require not less than 30 days notice to the other party, which shall have an opportunity to cure any such breach within said 30-day period, and WTS shall be required to make any assertion of "Good Reason" within 45 days of the events allegedly giving rise to "Good Reason".

     (c) If WTS's employment is terminated by Company for Cause or WTS not for Good Reason, WTS will receive salary and other amounts earned but not yet paid (not including any pro-ration for bonuses, which shall not be payable) through the date of termination of employment (except to the extent subject to disgorgement under any applicable legal requirement). The Company shall be entitled to net the amount of any required repayment of the signing bonus against any amounts due to WTS, without waiving or limiting the Company's rights to recover any excess amount due to it.

     (d) "Cause" shall mean (i) the commission by WTS of (x) a felony or (y) a misdemeanor (excluding a petty misdemeanor) involving dishonesty, fraud, financial impropriety, or moral turpitude; (ii) any knowing or deliberate violation by WTS of a requirement of the Sarbanes-Oxley Act of 2002 or other material provision of the federal securities laws; (iii) neglect or misconduct in the discharge of his duties by WTS (after receiving written notice from the Board specifying the manner in which he is alleged to have failed properly to discharge his duties and after having had the opportunity to cure such failure within 30 days from receipt of such notice); (iv) any conduct that could reasonably be anticipated to result in or materially contribute to (whether by act or by omission to act) a violation by the Company of orders binding on the Company issued by a court of competent jurisdiction resolving material governmental proceedings or investigations relating to governance; (v) material breach by WTS of this agreement, including any of the covenants contained herein (e.g., non-competition, non-solicitation, cooperation with investigations), subject to the notice and cure provisions set forth in the last sentence of
Section 8(b) above. "Cause" does not include the non-renewal of this agreement at the conclusion of its initial term or upon any extension thereof. If, after the expiration of any applicable cure period, the Company asserts that grounds exist for termination with Cause, it shall so notify WTS and within 15 days shall afford WTS a hearing before the Board regarding any disputed facts. The Board shall make a final determination regarding the existence of "Cause" upon completion of any such hearing; provided, however, that any determination that "Cause" exists shall require an affirmative vote of two-thirds of the non-employee directors of the Board. If any such determination remains pending after such 15-day period, the Company shall be entitled to suspend WTS's duties pending determination of the existence of "Cause".

     (e) If WTS's employment is terminated upon Death or Disability. In the event of WTS's death or disability during the term of this agreement, in addition to any amounts due under Section 5, his estate or WTS shall receive a lump sum payment in an amount equal to his then current years' base salary plus a pro rata portion of WTS's target bonus. At the Company's option, this obligation may be satisfied in whole or in part through life insurance or disability policies purchased by the Company. Disability shall be defined as WTS's physical or mental incapacity which continues for a period of not less than six consecutive months or six months in any twelve-month period, as determined by a doctor mutually agreeable to WTS and the Board. WTS and/or his eligible dependents, as applicable, shall be entitled to continued health care coverage at employee rates at their sole cost for 18 months following death or disability.

9. Initial Equity Award. Upon the Company's emergence from bankruptcy, WTS will be entitled to receive an initial equity award of restricted shares valued at $10.2 million at the date of emergence. The fair market value ("FMV") of the restricted shares at the date of emergence will be determined based on the average closing price of the Company's common stock determined over the 15 trading days immediately preceding the 90th day following the date of emergence. All such restricted shares shall vest ratably over a period of three years, such three-year period to commence on the first anniversary of the Effective Date (e.g., if the date of emergence occurs on the second anniversary of the Effective Date, one-third of the restricted shares would be fully vested when granted, and the remaining two-thirds would have vested by the third and fourth anniversaries of the Effective Date, respectively). After releasing such number of shares as shall be necessary to cover taxes due as a result of vesting, 75 percent of the remaining shares shall be restricted as to resale until a date that shall be 6 months following

WTS's termination of employment with the Company. With the prior consent of the Company and WTS, awards may be made in the form of restricted deferred share units rather than restricted shares. For the avoidance of doubt, any amount of restricted shares vesting prior to the date of grant shall not be considered vested for tax purposes.

10. Potential Equity Awards.
    ------------------------

     (a) Annual Equity Award. During the tenure of WTS's employment, for each full calendar year following the calendar year in which the Company emerges from bankruptcy, WTS shall be eligible at the targeted performance levels to receive an annual equity award valued at two times the sum of base salary plus target annual bonus based upon achievement of performance objectives to be set for each such year by the Board. Such equity awards shall consist of such mix of restricted shares or stock options as the Board may determine, and shall vest ratably over a period to be determined by the Board of not less than three years from the date of issuance. No such award shall be required if WTS fails to achieve performance levels established by the Board for the applicable year.

     (b) Stock Options. During the tenure of WTS's employment, commencing at the time of the Company's emergence from bankruptcy and in each calendar year thereafter, WTS shall be eligible to receive grants of stock options to be awarded by the Board on an annual basis in such amount as the Board may determine from shares made available for such purpose in the Company's Plan of Reorganization or in any plan adopted by a vote of the holders of the Company's outstanding equity securities. The decision to issue any such future options shall be discretionary on the part of the Board, which may determine in any given year whether or not to issue additional options to WTS or other executives.

     (c) If awarded, any initial grant of options received by WTS upon the Company's emergence from bankruptcy shall vest ratably over a period of three years, such three-year period to commence on the first anniversary of the Effective Date (i.e., in the same manner as the initial award of restricted shares), shall be exercisable for a 10-year term and shall have an exercise price equal to the FMV of the shares underlying the options upon emergence (as determined in accordance with Section 9 above).

     (d) Future discretionary grants of options shall be awarded by the Board reflecting such performance factors as the Board may determine and shall be at such strike prices (equal to or greater than market value at the date of grant) and may contain such vesting periods and other terms as the Board may determine. After providing for sales in amounts necessary to pay income tax on option-related income and the exercise price of options, (i) no such shares received upon exercise of options shall be sold until a date which shall be 12 months following the date of option exercise and (ii) 75 percent of the shares acquired by WTS upon exercise of options shall not be sold until the date that is 6 months following the date WTS's employment with the Company ceases unless the Board shall set a different requirement.

     (e) Emergence Date Special Award. In addition to the award of restricted shares provided in Section 9 above, upon the Company's emergence from bankruptcy WTS shall receive an additional grant of restricted shares (subject to the same terms and conditions applicable to the award provided for in Section 9 above) of up to $5.1 million if the Board determines that WTS's performance during the pre-emergence period has been exemplary or significantly exceeded the level of performance that could reasonably have been expected. If the Board fails to make any such determination, such additional amount of restricted shares shall not be issued to WTS.

11. Treatment of Equity Grants on Termination.
    ------------------------------------------

     (a) In the event of termination of WTS's employment (1) by the Company without Cause, or (2) by WTS for Good Reason (in each case other than due to non-renewal of this agreement at the conclusion of its initial term or upon any extension thereof), all restricted shares, restricted deferred share units, or options then held by WTS shall vest and any options granted (i) upon emergence from bankruptcy shall remain exercisable until the fifth anniversary of WTS's termination of employment, and (ii) subsequent to emergence from bankruptcy (but following the initial grant) shall remain exercisable until the third anniversary of WTS's termination of employment. In the event that either party shall not extend the term of this agreement past the initial term, the vesting period of the initial grants of restricted shares and, if awarded, stock options shall accelerate to the expiration date of this agreement, and such options shall remain exercisable until the fifth anniversary of WTS's termination of employment.

     (b) In the event of termination of WTS's employment by WTS not for Good Reason or by the Company for Cause (in each case other than due to non-renewal of this agreement at the conclusion of its initial term or upon any extension thereof), any unvested restricted shares, restricted deferred share units, or options shall be forfeited and the exercise period for any vested stock options shall be limited to 30 days in the case of a termination by WTS other than for Good Reason and shall immediately expire in the case of a termination by the Company for Cause. In the event of WTS's death or disability, any unvested restricted shares or restricted deferred share units will be vested ratably in the proportion that WTS's completed months of service bear to the months of service required for vesting, and options will vest and continue to be exercisable until the earlier of the original expiration date or one year following death or disability.

12. Relocation. WTS shall be entitled to reimbursement of all reasonable transaction costs and moving expenses associated with relocation in accordance with normal Company policies.

13. Non-Competition/Non-Solicitation. In the event WTS's employment is terminated for any reason, other than expiration of this agreement (including any extensions) without renewal, WTS shall not, during the one-year period from the date of termination, solicit customers on behalf of or become an employee, consultant, advisor, director or assume any other position with any "Competing Enterprise." For purposes of this Agreement, "Competing Enterprise" shall mean any Direct Broadcast Satellite or other multi-channel video provider (including, but not limited to, EchoStar Communications Corp. or DirecTV Broadband, Inc.), any multiple system operator (including, but not limited to Comcast) or any Digital Subscriber Line provider in the continental United States and/or Puerto Rico, in each case that has a service area that overlaps with 10% or more of the service area of the Company. WTS shall also agree to customary confidentiality provisions, which shall continue in effect following expiration of this agreement or other termination of employment other than as to information that has independently become a part of the public domain. WTS shall not solicit employees of the Company for one year following the expiration of this agreement or other termination of employment. WTS shall also agree to customary provisions concerning intellectual property, including copyrights and trademarks, etc.


14. Parachute Gross-Up. The Company will provide a gross-up for any excise tax imposed upon WTS under Internal Revenue Code Section 4999 or similar provisions sufficient to put WTS in the same after-tax position as if such excise tax were not due. The amount of such gross-up shall be determined by the Company's external auditors assuming the highest marginal federal and applicable state tax rates, and WTS shall be entitled to continuing indemnification for any additional tax imposed by taxing authorities relating to such excise tax or gross-up.

15. Legal Fees. Company shall pay WTS's reasonable legal fees at standard hourly rates (but not to exceed $150,000) directly related to negotiation of this agreement and of any definitive employment agreement, and shall gross-up WTS for any taxes payable by WTS resulting from such payment.

16. Dispute Resolution. In the event of any dispute under this agreement or a definitive employment agreement, including without limitation if WTS shall assert the existence of Good Reason or any other breach of this agreement and the Company shall disagree as to the existence of Good Reason or any other asserted breach, WTS and the Company agree that such dispute shall be resolved by binding arbitration to be conducted in the Southern District of New York, unless upon notice the Bankruptcy Court shall determine that any such dispute shall be resolved by the Bankruptcy Court, in which event the Bankruptcy Court shall resolve such dispute. In the event of any such proceeding, the losing party shall reimburse the winning party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator (or the Bankruptcy Court, if applicable) determines that to do so would be unjust. This agreement shall be governed by the substantive provisions of the laws of the State of New York.

17. Mutual Cooperation. The parties agree to take reasonable steps (without cost to WTS) to minimize the Company's tax obligations with respect to annual compensation.

18. Cooperation with Investigations. WTS agrees that he will fully cooperate, and that he will as CEO direct the Company and all officers, employees, agents, and consultants employed by the Company to cooperate fully, with all governmental investigations of the Company and all orders entered by the Bankruptcy Court.

19. Corporate Aircraft. WTS will be permitted use of corporate aircraft in accordance with the corporate aircraft policy approved by the Board; provided, however, that personal use of corporate aircraft shall not be permitted.

AGREED TO AND ACCEPTED:                  AGREED TO AND ACCEPTED:


/s/ William T. Schleyer                  /s/ Erkie Kailbourne
-----------------------------------      -----------------------------------
William T. Schleyer                      Adelphia Communications Corporation

                                         Name:   Erkie Kailbourne
January 17, 2003                         Title:  Chairman and Interim
                                                 Chief Executive Officer
                                         January 17, 2003